                                                           EXHIBIT 11.1

                                SBE, INC.
        STATEMENTS OF COMPUTATION OF NET INCOME (LOSS) PER SHARE
       for the three and nine months ended July 31, 1998 and 1997
                (In thousands, except per share amounts)
                              (Unaudited)

                                 Three months ended   Nine months ended
                                      July 31,            July 31,
                                    1998     1997       1998     1997
                                   -----    -----      -----    -----
BASIC

Weighted average number of
  common shares outstanding        2,674    2,515      2,662    2,464
                                  ------   ------     ------   ------
Number of shares for computation of
 net income (loss) per share       2,674    2,515      2,662    2,464
                                  ======   ======     ======   ======

Net income (loss)                 $  154   $  740     $ (556)  $1,954
                                  ======   ======     ======   ======

Net income (loss) per share       $ 0.06   $ 0.29     $(0.21)  $ 0.79
                                  ======   ======     ======   ======


DILUTED

Weighted average number of
  common shares outstanding        2,674    2,515      2,662   2,464

Shares issuable pursuant to options
  granted under employee stock
  option plan, less assumed
  repurchase at the ending fair
  market value for the period         31      263        --      235

Shares issuable pursuant to
  warrants granted, less assumed
  repurchase at the ending fair
  market value for the period         --        3        --        3
                                  ------   ------    ------   ------
Number of shares for computation
  of net income (loss) per share   2,705    2,781     2,662    2,702
                                  ======   ======    ======   ======

Net income (loss)                 $  154   $  740    $ (556)  $1,954
                                  ======   ======    ======   ======

Net income (loss) per share       $ 0.06   $ 0.27    $(0.21)  $ 0.72
                                  ======   ======    ======   ======